CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Hemagen Diagnostics, Inc.
Waltham, Massachusetts

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-3 of our report dated December 2, 1999, relating to the consolidated financial statements of Hemagen Diagnostics, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended September 30, 1999. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue in business.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                BDO Seidman, LLP



Boston Massachusetts
June 28, 2000